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                                                         SARM2006-2 -- 3A1

LEHMAN BROTHERS

BALANCE  $316,918,000.00       DELAY          24               WAC(3)       5.869             WAM(3)  357
COUPON   5.615                 DATED          02/01/2006       NET(3)       5.615             WALA(3) 3
SETTLE   02/28/2006            FIRST PAYMENT  03/25/2006       CONTRIB WAC  5.869
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    PRICE          10 CPB         15 CPB          20 CPB         25 CPB         30 CPB         40 CPB         50 CPB             65
                    YIELD          YIELD           YIELD          YIELD          YIELD          YIELD          YIELD          YIELD
99-20 4/8           5.691          5.691           5.691          5.691          5.691          5.693          5.695          5.701

      WAL            4.63           3.94            3.35           2.85           2.43           1.79           1.34           0.89
 MOD DURN            3.85           3.32            2.85           2.45           2.11           1.59           1.22           0.83
PRINCIPAL
   WINDOW   MAR06 - JAN13  MAR06 - JAN13   MAR06 - JAN13  MAR06 - JAN13  MAR06 - JAN13  MAR06 - JAN13  MAR06 - JAN13  MAR06 - JAN13

LIBOR_6MO        5.069712       5.069712        5.069712       5.069712       5.069712       5.069712       5.069712       5.069712
LIBOR_1YR        5.186126       5.186126        5.186126       5.186126       5.186126       5.186126       5.186126       5.186126
  CMT_1YR        4.875014       4.875014        4.875014       4.875014       4.875014       4.875014       4.875014       4.875014









The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the
Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate
or by calling 1-800-666-2388, Ext 9519; Attention: Paul Tedeschi.

In addition, the following website hypertext link http:/www.lehman.com1ub/mbs will direct you to the term sheet supplement of various mortgage-backed securities offered by Lehman Brothers.

The above indicative value[s] are as of the date indicated and do not represent actual bids or offers by Lehman Brothers. There can be no assurance that actual trades could be completed at such value[s]. Discussions of the trade values in general, and firm price quotations and actual trade prices in particular, may vary significantly from these written estimated values as a result of various factors, which may include (but are not limited to) prevailing credit spreads, market liquidity, position size, transaction and financing costs, hedging costs and risks and use of capital and profit. These estimates may not be representative of any theoretical or actual internal valuations employed by us for our own purposes, may vary during the course of any particular day and may vary significantly from the estimates or quotations that would be given by another dealer. You should consult with your own accounting or other advisors as to the adequacy of this information for your purposes. As a condition for providing these estimates, you agree that Lehman Brothers makes no representation and shall have no liability in any way arising therefrom to you or any other entity for any loss or damage, direct or indirect, arising from the use of this information.
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